EXHIBIT 24

POWER OF ATTORNEY

We, the undersigned officers and directors of Stanley Black & Decker, Inc., a Connecticut corporation (the "Corporation"), hereby severally constitute and appoint Janet M. Link and Donald J. Riccitelli our true and lawful attorneys-in-fact and agents each with full power of substitution, to sign for us and in our names in the capacities indicated below, the Annual Report on Form 10-K for the year ended December 28, 2024 of the Corporation filed herewith (the "Form 10-K"), and any and all amendments thereto, and to file each of the foregoing and any exhibits thereto and other documents in connect therewith with the Securities and Exchange Commission, and generally to do all such things in our name and on our behalf in our capacities as officers and directors to enable the Corporation to comply with the annual filing requirements under the Securities Exchange Act of 1934, as amended, including, all requirements of the Securities and Exchange Commission, and all requirements of any other applicable law or regulation, hereby ratifying and confirming all that said attorneys-in-fact and agents, of any of them, or substitute of any of them may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Donald Allan, Jr.	President and Chief Executive Officer, Director	February 18, 2025
Donald Allan, Jr.

/s/ Andrea J. Ayers	Director	February 18, 2025
Andrea J. Ayers

/s/ Susan K. Carter	Director	February 18, 2025
Susan K. Carter

/s/ Debra A. Crew	Director	February 18, 2025
Debra A. Crew

/s/ John L. Garrison, Jr.	Director	February 18, 2025
John L. Garrison, Jr.

/s/ Michael D. Hankin	Director	February 18, 2025
Michael D. Hankin

/s/ Robert J. Manning	Director	February 18, 2025
Robert J. Manning

/s/ Adrian V. Mitchell	Director	February 18, 2025
Adrian V. Mitchell

/s/ Jane M. Palmieri	Director	February 18, 2025
Jane M. Palmieri

/s/ Mojdeh Poul	Director	February 18, 2025
Mojdeh Poul